Exhibit 10.1

FINAL EXECUTION COPY

SEPARATION FROM EMPLOYMENT

Notice Regarding Last Day of Employment.

It is understood that your Employment Agreement of December 1, 2008 (as modified by letters January 18, 2010 and December 31, 2012) (the “Agreement”) is terminated and your last day of employment with the Company will be July 31, 2013 (the “Termination Date”), provided, however, that in consideration for obtaining the benefits available in the Separation Agreement below, you agree that by signing the attached Agreement, you will provide reasonable best efforts in achieving an orderly transition of your responsibilities, including the closing of the books and issuance of required internal and public reports on or before the Termination Date reporting to Michael A. Leven, Company President & COO of the Company and Board of Directors as may be necessary.

Regardless of your execution of the Separation Agreement that follows this page, you are entitled to the following:

(a) Payment for Accrued and Unpaid Salary. The Company will pay you any accrued but unpaid salary for services rendered to the Termination Date, payable by direct deposit in the ordinary course, in accordance with the Company’s regular payroll policies, less applicable federal, state and local tax withholding, along with any other appropriate payroll deductions.

(b) Paid Time Off. The Company will pay any unused hours of earned and accrued paid time off as of your Termination Date in accordance with the Company’s Flex Policy, less applicable federal, state and local tax withholding, along with any other appropriate payroll deductions.

(c) Payment for Continuation of Medical Benefits. Separate and apart from this Agreement, as of the Termination Date you and your covered dependents, if any, may elect to continue medical benefits pursuant to applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), however, you must notify the Company of any new job so that your eligibility to COBRA coverage can be determined.

(d) Business Expenses. You will receive reimbursement for reasonable business expenses incurred by you through the Termination Date, but not paid prior to the Termination Date, subject to the Company’s policies on business expense reimbursement including, without limitation, the receipt of supporting documentation by the Company.

Regardless of your decision, you acknowledge that you understand and agree that you are required to return, as of the Termination Date, all property of the Company in your possession, including without limitation, files, memoranda, records, contact lists, customer lists, computers, ipads, wireless devices and any other documents and physical items and items in electronic format. Additionally, the Company will assist you in transferring personal contacts and calendar information to personal electronic devices.

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Capitalized terms used and not defined in this Notice are used as defined in the attached Agreement.

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“ Separation Agreement”), effective as of the Effective Date (as defined below), is entered into by and between Kenneth J. Kay (“Executive”) and Las Vegas Sands Corp., its subsidiaries, affiliated and related entities (whether domestic or foreign), and their respective employees, officers, and directors (collectively referred to as the “Company”) (each individually a “Party” and together, the “Parties”).

WHEREAS, the Parties desire at this time to enter into this Separation Agreement regarding Executive’s separation from employment with the Company, and desire to ensure the amicable parting and to settle any and all differences or claims that might otherwise arise.

NOW THEREFORE, in consideration of the recitals and the mutual promises, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties covenant and agree as follows:

1. Termination of Employment & Transition. Effective July 31, 2013, the Company terminates the employment of Executive, who shall cease serving as the Executive Vice President and CFO, and the Agreement of December 1, 2008 (as modified) shall no longer be in effect, except for Executive’s continuing obligations pursuant to Section 9 of the Agreement (as modified hereinafter).

2. Consideration/Payment in Full.

(a) Consideration/Severance Benefits. In return for Executive’s signing and not revoking this Agreement, complying with the requirement to return Company property set forth in the attached Notice Regarding Last Day of Employment, and complying with the promises made by Executive in this Agreement, the Company will provide Executive with the pay and other benefits (the “Severance Benefits”) described below. The Severance Benefits are separate from and in addition to what Executive is already entitled to receive from the Company. The Severance Benefits are as follows:

(i) The Company will pay Executive One million, one hundred eighty nine thousand, seven hundred sixty dollars ($1,189,760.00), subject to applicable federal, state and local tax withholding, along with any other appropriate payroll deductions, on the Termination Date.

(ii) The Company will pay the Executive the sum of $18,000 representing one year’s premium coverage for medical, vision and dental COBRA insurance coverage for Executive and his eligible dependents with tax equalization within thirty (30) days of the Termination Date. In the event Executive obtains new health insurance within one year of the Termination Date, Executive will refund a pro-rated portion of this amount to the Company. Life insurance premiums for twelve months of coverage at existing level for Executive will be paid directly by the Company to a life insurance carrier to be agreed between the parties.

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(iii) The Company will pay Executive a pro-rated bonus (7/12ths) for 2013 when (and if) such bonuses are paid no later than the end of the First Quarter 2014.

(iv) The Company will provide Execucare or its equivalent coverage until the earlier of (x) one year after the Termination Date or (y) the Executive obtaining health care coverage in subsequent employment.

(v) The Company will pay Executive’s moving expenses to relocate Executive from Las Vegas, NV to Los Angeles, CA, according to The Las Vegas Sands Corporation Domestic Relocation Policy and the Relocation Repayment Agreement, a copy of which will be given to Executive. Such payment will include payment for reasonable closing costs including realtor commission on Executive’s condominium in Las Vegas in the event that by including such costs, Executive will have a net loss on the sale.

(vi) Upon the effective date of this Release, the Company waives:

(1) Section 9.1 of the Agreement; and

(2) the offset provisions of Section 8.2(a) of the Agreement to the extent they might apply to the payment described in Sections 2(a)(i) and 2(a)(iii).

(vii) To the extent that a current employee applies for employment at the place of subsequent employment of Executive, Executive may hire such employee with notice to and consent by the Company, not unreasonably withheld, notwithstanding the provisions of Section 9.2(ii) of the Agreement.

(viii) The Company will engage Executive as a financial consultant for a period of six (6) months starting August 1, 2013 and ending January 31, 2014, pursuant to the attached Consultant’s Agreement.

(ix) In the event of Executive’s death prior to the time when all payments under this Section 2 have been made, Executive’s estate shall receive such payments not already paid to Executive in accordance with the provisions of this Section 2.

3.	No Severance Benefits Unless Executive Signs this Separation Agreement and General Release. Executive understands and agrees that he will not receive any of the Severance Benefits specified in Section 2 above unless he signs and does not revoke this Separation Agreement and General Release within the time periods specified in Section 22 below and fulfills all of the promises contained herein.

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4.	General Release of Claims.

(a) In consideration for the benefits specified in Section 2 hereof, certain of which Executive hereby acknowledges are not otherwise owed to Executive, Executive hereby understands and agrees that Executive is knowingly and voluntarily releasing, waiving and forever discharging (and Executive hereby does knowingly and voluntarily release, waive and forever discharge), to the fullest extent permitted by law, on Executive’s own behalf and on behalf of Executive’s agents, assignees, attorneys, heirs, executors, administrators and anyone else claiming by or through Executive (collectively referred to as the “Releasors”):

(i) the Company, its affiliates, subsidiaries, predecessors, successors or assigns, and any of its or their past or present stockholders, members or other equity holders, and any of its or their respective past or present directors, executives, officers, insurers, attorneys, employees, consultants, agents, employee benefits plans and trustees, fiduciaries, and administrators of those plans (collectively referred to as the “Released Parties”),

(ii) of and from any and all claims under local, state or federal law or equity, whether known or unknown, asserted and unasserted, that Executive and/or the other Releasors have or may have against Released Parties as of the Effective Date (as defined below), including but not limited to all matters relating to or in any way arising out of any aspect of Executive’s employment with the Company, separation from employment with the Company, or Executive’s treatment by the Company while in the Company’s employ, and all other claims, charges, complaints, liens, demands, causes of action, obligations, damages (including consequential, punitive or exemplary damages), liabilities or the like of whatever nature (including, without limitation, attorneys’ fees and costs) (collectively “Claims”), including but not limited to all Claims for:

(A) salary and other compensation or benefits, including, but not limited to, overtime if applicable, incentive compensation and other bonuses, severance pay, vacation pay or any benefits under the Employee Retirement Income Security Act of 1974, as amended or any other applicable local, state or federal law;

(B) discrimination, harassment or retaliation based upon race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, citizenship status, family status, leave of absence (including but not limited to the Family Medical Leave Act or any other federal, state or local leave laws), handicap (including but not limited to the Rehabilitation Act of 1973), medical condition or disability, or any other characteristic covered by law under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, as amended, Sections 1981 through 1988 of the Civil Rights Act of 1866, and any other federal, state, or local law prohibiting discrimination in employment, the Worker Adjustment and Retraining Notification Act, or any other federal, state or local law concerning plant shutdowns, mass layoffs, reductions in force or other business restructuring;

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(C) discrimination, harassment or retaliation based upon age under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990 (the “ADEA”), or under any other federal, state, or local law prohibiting age discrimination;

(D) matters arising under the Sarbanes-Oxley Act of 2002 and any other federal, state or local whistleblower laws;

(E) breach of implied or express contract (whether written or oral), breach of promise, misrepresentation, fraud, estoppel, waiver or breach of any covenant of good faith and fair dealing, including without limitation breach of any express or implied covenants of any employment agreement that may be applicable to Executive;

(F) defamation, negligence, infliction of emotional distress, violation of public policy, wrongful or constructive discharge, or any employment-related tort recognized under any applicable local, state, or federal law;

(G) any violation of any Fair Employment Practices Act, Equal Rights Act; Civil Rights Act; Minimum Fair Wages Act; or Payment of Wages Act; or any comparable federal, state or local law;

(H) costs, fees, or other expenses, including attorneys’ fees; and

(I) any other claim, charge, complaint, lien, demand, cause of action, obligation, damages, liabilities or the like of any kind whatsoever, including, without limitation, any claim that this Agreement was induced or resulted from any fraud or misrepresentation by Company.

Excluded from the release set forth in this Section 4(a) are: (i) any Claims or rights to enforce this Agreement against the Company; (ii) any Claims that may arise after the Effective Date; and (iii) any Claims that Executive cannot lawfully release. Notwithstanding anything to the contrary contained herein, also excluded from the release set forth in this Section 4(a) is Executive’s right to file a charge with an administrative agency (including the Equal Employment Opportunity Commission and the National Labor Relations Board) or participate in any agency investigation. Executive is, however, hereby waiving Executive’s right to recover money or other damages in connection with any such charge or investigation. Executive is also hereby waiving Executive’s right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission, National Labor Relations Board or any other federal, state or local agency.

(b) The Released Parties, for good consideration which they hereby acknowledge receiving, hereby release Executive from any and all claims, demands, causes of action, liability or the like which they had, now have or may claim to have against Executive, as of the Effective Date, whether known or unknown (it being understood and agreed that excluded from the release set forth in this Section 4(b) are (i) any claims or rights to enforce this Agreement against Executive, (ii) any claims that may arise after the Effective Date and (iii) any claims that the Released Parties cannot lawfully release.

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5.	Additional Agreements by Executive.

(a) BY AGREEING TO THE RELEASE CONTAINED IN THIS AGREEMENT EXECUTIVE HEREBY KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHTS (KNOWN OR UNKNOWN) TO BRING OR PROSECUTE A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE RELEASED PARTIES WITH RESPECT TO ANY OF THE CLAIMS DESCRIBED IN SECTION 4 HEREOF. Executive agrees that the release set forth herein will bar all claims or demands of every kind, known or unknown, referred in Section 4 hereof and further agrees that no non-governmental person, organization or other entity acting on Executive’s behalf has in the past or will in the future file any lawsuit, arbitration or proceeding asserting any claim that is waived or released under this Agreement. If Executive initiates, files or pursues a lawsuit, arbitration or other proceeding asserting any Claim waived or released in this Agreement, (i) Executive will pay for all costs, including reasonable attorneys’ fees, incurred by the Released Parties in defending against such Claim (unless such Claim is a charge with the Equal Employment Opportunity Commission or the National Labor Relations Board); (ii) Executive gives up any right to individual damages in connection with any administrative, arbitration or court proceeding with respect to Executive’s employment with and/or separation from the Company; and (iii) if Executive is awarded money damages, Executive will assign to the Released Parties Executive’s right and interest to all such money damages. Notwithstanding the foregoing, this paragraph does not limit Executive’s right to challenge the validity of this Agreement in a legal proceeding under the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), with respect to claims under the ADEA. This paragraph also is not intended to and shall not limit the right of a court to determine, in its discretion, that the Company is entitled to restitution, recoupment or setoff of any payments made to Executive by the Company should this Agreement be found to be invalid as to the release of claims under the ADEA.

(b) Executive agrees that Executive shall not solicit, encourage, assist or participate (directly or indirectly) in bringing any Claims or actions against any of the Released Parties by other current or former employees, officers or third parties, except as compelled by subpoena or other court order or legal process, and only after providing the Company with prior notice of any such subpoena, order or legal process and an opportunity to timely contest such process.

(c) Executive represents, warrants and agrees that Executive has not filed any administrative, judicial or other form of complaint or initiated any claim, charge, complaint, suit or legal or other proceeding against any of the Released Parties, and that Executive will not make such a filing at any time hereafter based on any events, actions or omissions occurring prior to the Effective Date. Executive understands and agrees that this Agreement will be pleaded as a full and complete defense to any such claim, charge, complaint, suit or proceeding which is or may be instituted, prosecuted or maintained by Executive, Executive’s agents, assignees, attorneys, heirs, executors, administrators and anyone else claiming by or through Executive.

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6.	Affirmations. In signing this Agreement, Executive hereby affirms that:

(a) Subject to payment as set forth in the Notice Regarding Last Day of Employment, Executive has have been paid and/or has received all compensation, wages, bonuses, commissions, overtime and/or benefits to which Executive may be entitled (except as set forth in this Agreement), and that no other amounts and/or benefits are due to Executive except as specifically provided in this Agreement. Executive affirms that Executive has been granted any leave to which he was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws;

(b) Executive is not eligible to receive payments or benefits under any other Company and/or other Released Party’s severance pay policy, plan, practice or arrangement;

(c) Executive has no known workplace injuries or occupational diseases that Executive has not reported to the Company in writing and Executive either has been provided or Executive has not been denied any leave requested under the Family and Medical Leave Act or any applicable Company policy or any local, state or federal law;

(d) Executive has not complained of and Executive is not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by the Company or any other Released Party that Executive has not reported to the Company. Executive also affirms that Executive has not been retaliated against for reporting any allegations of wrongdoing by any Released Party, including any allegations of corporate fraud. Both Parties acknowledge that this Agreement does not limit either Party’s right, where applicable, to file or to participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies;

(e) On or about the Termination Date, or within a reasonable time thereafter, the Company will provide Executive with timely and adequate notice of Executive’s right to continue group insurance benefits under COBRA (unless such notice was not required to be given because, on the day before termination, Executive did not receive group health insurance benefits through the Company and thus is not a qualified beneficiary within the meaning of COBRA); and

(f) Executive acknowledges and agrees that if Executive breaches the provisions of this Agreement, the Company will have the right to seek any appropriate legal and/or equitable remedies as a result of Executive’s breach, which may include, but may not be limited to, injunctive relief, the return of any payments, reimbursements or benefits Executive has received under any provision of this Agreement, other monetary damages, and the payment of the Company’s attorneys’ fees.

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7.	Cooperation.

(a) Executive agrees that Executive will cooperate with the Company, its subsidiaries and its affiliates with respect to matters or issues which took place or arose during Executive’s tenure with the Company, specifically including without limitation any attorney retained by any of them or any other representative acting on their behalf, in connection with any pending or future internal investigation or judicial, administrative or regulatory matter, proceeding or investigation. The Parties acknowledge and agree that such cooperation may include, but shall not be limited to, Executive making himself reasonably available for meetings, interviews, statements, testimony or the signing of affidavits, and providing to the Company any documents or information in Executive’s possession or under Executive’s control relating to any such litigation, regulatory matter or investigation, provided that any such meeting, interviews, statements or testimony do not unduly interfere with Executive’s work schedule or other post-Company duties. The Company shall reimburse Executive for reasonable and documented expenses, including but not limited to attorneys’ fees and out of pocket travel expenses, in connection with Executive’s performance under this Section 7, subject to the Company’s policies on business expense reimbursement including, without limitation, the receipt of supporting documentation by the Company; provided, however, that Executive shall not be entitled to any payment or reimbursement for a reasonable amount of his own time spent testifying or otherwise cooperating in any matter in which Executive is a defendant or witness in a court or administrative proceeding or a named subject or target of the litigation, regulatory matter or investigation.

(b) Executive represents and warrants that Executive has and will accurately, completely and truthfully disclose to the Company any and all materials and information requested, including without limitation in connection with any pending or future internal investigation or judicial, administrative or regulatory matter, proceeding or investigation involving conduct in which Executive was involved or had knowledge in connection with Executive’s employment with the Company. In the event of a material breach of this Section 7, Executive agrees that the Company may terminate this Agreement and render it null and void as of the Termination Date or any time thereafter, and that in such event, Executive shall be required to reimburse the Company in full any payments, reimbursements or benefits Executive has received under any provision of this Agreement.

(c) Executive agrees that from and after the Termination Date, as reasonably requested by the Company, Executive shall provide assistance and support in connection with the transition of Executive’s duties and responsibilities to others. Executive also agrees to cooperate with the Company and take all reasonable steps necessary to effectuate this Agreement, each of its terms and the intent of the Parties.

(d) Pursuant to the Bylaws and Company policy, the Company agrees to indemnify and hold Executive harmless for any liability that may accrue to Executive as a result of any work he performed in good faith within the scope of his duties for the Company to the extent permitted by law. The Company agrees to provide Executive with legal representation, at the Company’s expense and by an attorney of the Company’s choice, in the event Executive is required to testify, whether orally or in writing, on matters relating to his employment at the Company.

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8.	Confidentiality of This Agreement.

(a) Until such time as it is filed as an Exhibit to a public filing by the Company, the Parties agree that it is a material condition of this Agreement that Executive shall keep the terms of this Agreement strictly and completely confidential. Executive shall not communicate with the press, media, analysts, investors in the Company or employees of the Company or its subsidiaries or affiliates with respect to the business of the Company and Executive’s employment with (and departure from) the Company, including but not limited to communications with respect to the terms, conditions and circumstances of this Agreement and Executive’s departure from the Company, except as may be required by law or to refute false statements about Executive.

9.	Confidentiality/Non-Disclosure. Executive agrees to make no disclosure or use of any proprietary or confidential information, including without limitation, data, developments, customer information or trade secrets belonging to the Company or learned or acquired by Executive and will take all action necessary to preserve that confidentiality. Executive shall continue to comply with any confidentiality agreements, provisions and policies by which Executive has previously agreed to abide. For purposes of emphasis and as a reminder, portions of this Agreement set forth obligations already imposed on Executive by the Employment Agreement entered into on as of December 1, 2008 and on file with the Company, including, but not limited to, obligations related to nondisclosure. The provisions of this Section do not supersede the Confidentiality Agreement or any other written agreement Executive may have with the Company.

10.	Public Statements/Mutual Non-disparagement.

(a) Executive shall neither cause to be made or offered, nor make or offer any slanderous, denigrating, disparaging or malicious comments, remarks, statements or opinions regarding Sheldon G. Adelson, the Company, its subsidiaries or affiliates, or any of their respective predecessors or successors, or any individuals or entities that to Executive’s knowledge are current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, in their capacities as such, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light; provided, that nothing herein shall or shall be deemed to prevent or impair Executive from testifying truthfully in any legal or administrative proceeding if such testimony is compelled or requested or otherwise complying with any subpoenas or other judicial or governmental requests for information.

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(b) The Senior Management of the Company, which for the purposes of this Agreement shall consist of the President and Chief Operating Officer, the General Counsel, President, Global Gaming, Executive Vice President, Operations, the Senior Vice President, Human Resources, and any successor Chief Financial Officer, shall neither cause to be made or offered, nor make or offer any slanderous, denigrating, disparaging or malicious comments, remarks, statements or opinions regarding Executive to the public provided that: (i) the Company may comply with any subpoenas or other judicial or governmental requests for information; (ii) this prohibition shall not apply to any employee of the Company acting in an individual capacity outside the course and scope of his or her employment with the Company; and (iii) this prohibition shall not apply to any employee of the Company who offers a personal recommendation at Executive’s request.

11.	Severability. If any provision of this Agreement is held to be unenforceable, Executive understands and agrees that such unenforceability shall not affect any other provision hereof and that the remainder of the Agreement shall be enforceable.

12.	No Admission. The Parties hereto recognize that, by entering into this Agreement, the Company does not admit, and does specifically deny, any violation of any local, state, federal, or other law, whether regulatory, common or statutory. The Parties further recognize that any payment by the Company under this Agreement is not an admission of liability, but a compromise of any and all issues that have been or may be disputed between the Company and Executive in connection with Executive’s employment by the Company. This Agreement is made for the purpose of terminating any and all potential disputes between the Company and Executive and the amounts payable to Executive hereunder are in addition to anything of value to which he is already entitled.

13.	Rights After Breach. Executive agrees that, in the event Executive materially breaches any provision of this Agreement or otherwise engages in any other act or omission that has caused or may reasonably be expected to cause injury to the interest or business reputation of the Company, in addition to rights otherwise set forth in this Agreement: (a) the Company shall have the right to (i) offset or reduce or discontinue any payments, reimbursements or benefits he otherwise would be entitled to receive under the provisions of this Agreement; and (ii) demand repayment of or reimbursement for, and Executive shall immediately repay or reimburse the Company upon demand, any or all payments, reimbursements or benefits paid or provided to Executive under the provisions of this Agreement; and (b) the Released Parties shall be entitled to file counterclaims against Executive in the event of Executive’s breach of the covenant not to sue and may recover from Executive any repayment or reimbursement not made to the Company, as required by Section 13(a) hereof, as well as any and all other resulting actual or consequential damages, including reasonable attorneys’ fees and costs.

14.	Notices. Any and all notices required by this Agreement shall be either hand-delivered, by e-mail or mailed, via certified mail, return receipt requested or via nationally recognized commercial courier, addressed to:

TO THE COMPANY:	Ira H. Raphaelson
Executive Vice President and General Counsel
3355 Las Vegas Blvd. South
Las Vegas, Nevada 89109
Fax:

E-mail:

TO EXECUTIVE:	Kenneth J. Kay

Email:

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All notices hand-delivered, e-mailed or delivered via nationally recognized commercial courier shall be deemed delivered as of the date actually delivered to the addressee. All notices mailed shall be deemed delivered as of three (3) business days after the date postmarked. All notices faxed shall be deemed delivered on the date faxed if electronic confirmation of delivery is obtained and retained.

15.	Binding Release. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs and assigns

16.	Assignment. Neither the Company nor Executive shall have the right to assign this Agreement or its respective rights or interests hereunder without the prior written consent of the other Party. Any purported assignment or transfer in violation of this Section 16 shall be null and void.

17.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.

18.	Amendment or Modification. This Agreement may not be amended or modified except by a writing signed by all Parties hereto.

19.	Governing Law, Enforcement and Arbitration.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions. Executive and the Company agree that, except for any claim that is non-arbitrable under applicable law, final and binding arbitration shall be the exclusive forum for any dispute or controversy between them, including, without limitation, disputes arising under or in connection with this Agreement, Executive’s employment with, and/or separation from, the Company; provided, however, that the Company shall be entitled to commence an action in any court of competent jurisdiction for injunctive relief in connection with any alleged actual or threatened violation of any provision of Sections 9 and 10 of this Agreement. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. For purposes of entering such judgment or seeking injunctive relief with regard to Sections 9 or 10 of this Agreement, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the state and federal courts located in Clark County, Nevada, or (ii) any other court having jurisdiction; provided, that damages for any alleged violation of Sections 9 or 10 of this Agreement, as well as any claim, counterclaim or cross-claim brought by the Executive or any third-party in response to, or in connection with any court action commenced by the Company seeking said injunctive relief shall remain exclusively subject to final and binding arbitration as provided for herein. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which either may now or hereafter have to such jurisdiction, venue and any defense of inconvenient forum. Thus, except for the claims carved out above, this Agreement includes all common-law and statutory claims (whether arising under federal state or local law), including, but not limited to, any claim for breach of contract, fraud, fraud in the inducement, unpaid wages, wrongful termination, and gender, age, national origin, sexual orientation, marital status, disability, or any other protected status.

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(b) Any arbitration under this Agreement shall be filed exclusively with the American Arbitration Association in Clark County, Nevada before three arbitrators, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration. The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Company shall pay all costs uniquely attributable to arbitration, including the administrative fees and costs of the arbitrators. Subject to the last sentence of this Section 19(b), each Party shall pay its own costs and attorney fees, if any, unless the arbitrators rule otherwise. Executive understands that he is giving up no substantive rights, and this Agreement simply governs forum. The prevailing party in any dispute, controversy or claim arising out of or related to this Agreement shall be entitled to recover its reasonable costs and attorney fees.

(c) BY SIGNING THIS AGREEMENT, EXECUTIVE AND THE COMPANY ACKNOWLEDGE THAT THE RIGHT TO A COURT TRIAL AND TRIAL BY JURY IS OF VALUE, AND KNOWINGLY AND VOLUNTARILY WAIVE THAT RIGHT FOR ANY DISPUTE SUBJECT TO THE TERMS OF THE ARBITRATION PROVISIONS SET FORTH IN THIS SECTION 19.

20.	Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof and no representations, oral or written, are being relied upon by either Party in executing this Agreement other than the express representations of this Agreement. This Agreement supersedes any prior understanding, agreement or undertakings between the Parties, subject to the provisions of Section 9 above.

21.	Drafting. This Agreement shall not be construed either for or against the Company or Executive, by reason of the Party drafting its provisions.

22.	Revocation and Effective Date. Executive may accept this Agreement by delivering to the Company’s General Counsel, at the address set forth in Section 14, a faxed or PDF copy of this Agreement signed and initialed by Executive no later than 5:00 p.m. Pacific Standard Time on the date that is twenty-one (21) days after this Agreement is initially delivered to Executive, unless a later date and time is mutually agreed (the date, if any, on which Executive executes and delivers a copy of this Agreement being the “Execution Date”), as long as Executive delivers or causes to be delivered to the Company’s General Counsel (or such officer’s designee) within a reasonable time thereafter an original of this Agreement executed by Executive on or before the Effective Date. Executive acknowledges that if Executive does not accept this Agreement in the manner described above, it will be withdrawn and of no effect. If Executive accepts this Agreement before the end of the twenty-one (21) days permitted, Executive represents that Executive has done so. Executive may revoke Executive’s acceptance of this Agreement within seven (7) days of the Execution Date by delivery of written notice to the Company’s General Counsel at the address set forth in Section 14 by 5:00 p.m. Pacific Standard Time on the seventh day following the Execution Date of this Agreement. Executive acknowledges and agrees that, if Executive revokes Executive’s acceptance of this Agreement, Executive shall receive none of the benefits provided hereunder and this Agreement shall be null and void, having no further force or effect, and that this Agreement will not be admissible as evidence in any judicial, administrative or arbitral proceeding or trial. Executive further acknowledges that if the Company’s General Counsel does not receive from Executive written notice of Executive’s revocation prior to the expiration of seven (7) days of the Execution Date, Executive shall have forever waived Executive’s right to revoke this Agreement, and it shall thereafter have full force and effect as of the eighth (8th) day after the Execution Date (the “Effective Date”).

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23.	Acknowledgment.

(a) By executing this Agreement, Executive acknowledges that (i) Executive has had at least twenty-one (21) days to consider the terms of this Agreement, and has either considered this Agreement and its terms for that period or has knowingly and voluntarily waived Executive’s right to do so; (ii) Executive has been advised by the Company pursuant to this Agreement to consult with an attorney regarding the terms of this Agreement; (iii) Executive has consulted with an attorney or, in the alternative, waives Executive’s right to do so, regarding the terms of this Agreement; (iv) any and all questions regarding the terms of this Agreement have been asked and answered to Executive’s complete satisfaction; (v) Executive has read this Agreement, Executive has no contractual right or claim to all the benefits described herein and acknowledges that the consideration provided for hereunder is in addition to anything of value to which Executive already is entitled; (vi) the consideration provided for herein is good and valuable; and (vii) Executive is entering into this Agreement voluntarily, of Executive’s own free will, and without any coercion, undue influence, threat or intimidation of any kind or type whatsoever. Executive further acknowledges and agrees that any revisions to this Agreement made prior to the Effective Date are not material and shall not be deemed to affect the amount of time Executive has to consider this Agreement, and Executive hereby voluntarily waives additional time for review, if any, with respect to any such revisions.

(b) Executive hereby acknowledges and confirms that Executive has read all fourteen (14) pages of this Separation Agreement and General Release and hereby freely and voluntarily assents to all the terms and conditions in this Agreement, and signs the same as Executive’s own free act with the full intent of accepting the benefits contemplated hereby in return for releasing the Released Parties (as defined above) from all Claims.

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Accepted and Agreed:		Accepted and Agreed:

Las Vegas Sands Corp.		Kenneth J. Kay

By:	/s/ Michael A. Leven	/s/ Kenneth J. Kay
Name:	Michael A. Leven	Executive Signature
Title:	President & COO

July 10, 2013		July 10, 2013
Date of Signature		Date of Signature

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Attachment A

Consultancy Agreement

THIS CONSULTANCY AGREEMENT (“Consultancy Agreement”) is entered into as of the 10 day of July, 2013, made by and between Las Vegas Sands Corp ( “LVS” or “the Company”), and Kenneth J. Kay (“Consultant”):

WHEREAS, the Company seeks to ensure an orderly transition of Consultant’s former responsibilities as CFO of the Company and to take advantage of his valuable experience as same;

WHEREAS, The Company desires to retain Consultant to provide such assistance and advice and Consultant desires to offer the Company such assistance and advice.

NOW, THEREFORE, in consideration of the promises and mutual obligations hereinafter set forth, the parties agree as follows:

1. Term

This agreement shall begin as of August 1, 2013 and end on January 31, 2014 unless earlier terminated as hereinafter provided (the “Term”).

1.1 All prior agreements are terminated with LVS and its affiliates other than those specified in the Separation Agreement between the parties of July 10, 2013 and such residual obligations of the Employment Agreement of December 1, 2008 as modified between the Parties.

2. Services

The services to be performed by Consultant under this Consultancy Agreement are described in Appendix A.

3. Duties of the Parties

3.1 Duties of Consultant. Consultant shall:

(a)	Use Consultant’s reasonable commercial efforts, skills and abilities in the performance of the services set forth in Appendix A of this Consultancy Agreement and to promote the best interests of the Company;

(b)	Communicate on an as necessary basis with the Company Monitor for this Consultancy Agreement, Michael A. Leven or any other person(s) designated by him in writing with notice to the Consultant. The Company Monitor has the responsibility for managing Consultant’s performance; and

(c)	Submit all invoices to the Company in the name of Consultant for services rendered and expenses incurred by Consultant for the Company during the periods covered by such invoices, including accurate receipts for expenses

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3.1.1. Consultant shall not have the authority to bind the Company or its affiliates in contract or to extend business complimentaries at the Company’s facilities.

3.2 Duties of the Company

In addition to its obligation to pay Consultant under Paragraph 6, the Company shall provide such support as is reasonably required by Consultant in connection with its obligations hereunder.

4. Representations and Warranties of the Parties

4.1 Representations and Warranties of Consultant

Consultant agrees to comply with all the representations as set forth in Appendix B.

4.2 Warranty of the Company

The Company warrants that it does not desire and will not request any service or action by Consultant that would or might constitute a violation of any law, regulation, or administrative requirement of the United States.

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6. Compensation for Services.

6.1 Compensation and Reimbursement of Expenses

Consultant shall be paid a total of Three Hundred Thousand Dollars ($300,000) for his services under this Consultancy Agreement over a period of six months at Fifty Thousand Dollars ($50,000) per month. Within thirty days of receipt of an invoice from Consultant each month, the Company shall pay compensation to Consultant the amount of $50,000.00 per month.

The Company will also pay reasonable expenses that are detailed for the month prior to which Consultant has billed with pre-approval of travel and entertainment as required by Company policy through the Company Monitor, as well as a representation that the expenses are consistent with the Company’s policy.

7. Limitation of Liability

The Company’s liability for costs or damages allegedly incurred by Consultant arising out of, or in connection with, Consultant’s performance of its duties under this Consultancy Agreement shall be strictly limited to that portion of Consultant’s compensation which may be deemed to be owing. In no event shall the Company be liable for any, indirect, incidental, or punitive damages arising out of, or in connection with, claims made against the Company by the Consultant, whether such claims are alleged to arise in contract or in tort.

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9. Assignment

9.1 No Assignment by Consultant

Consultant shall not subcontract, delegate, or assign any of Consultant’s rights, duties or obligations under this Consultancy Agreement without the prior written consent of the Company. Any purported delegation, assignment, or transfer by Consultant of all or part of this Consultancy Agreement, or of any rights, duties or obligations arising hereunder, without the prior written consent of the Company, shall be void as to the Company’s obligations hereunder from the time of such delegation, assignment, or transfer, and shall be considered a basis for immediate termination of this Consultancy Agreement.

9.2 Permissible Assignment by The Company

The Company may assign its rights and/or delegate its obligations hereunder to its parent or other subsidiaries of the parent, or any affiliate, or successor in interest provided that such entity has sufficient resources to meet the payment and other obligations to Consultant provided for herein and further provided that such assignment or delegation does not increase the obligations and/or liabilities of Consultant.

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12. Termination For Cause

This Agreement may be terminated for cause at any time without prior notice by either party. Grounds for termination for cause include, but are not limited to:

(a)	A party’s insolvency or bankruptcy not contested by appropriate proceedings;

(b)	Failure to comply with the warranties as set forth in Section 4 hereof; or

(c)	Notice from a regulatory agency given to the Company that affiliation with the Consultant may or will jeopardize the licensing status of the Company.

If Consultant violates the anti-corruption representations of this Agreement, including Appendix B, no further payments to Consultant will be due.

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14. Independent Contractor

Consultant is and shall be considered for all purposes under this Consultancy Agreement to be an independent contractor in relation to the Company. This Consultancy Agreement does not make either party the agent or legal representative of the other for any purpose or grant any right or authority to assume or create, directly or indirectly, any obligation or responsibility expressed or implied, on behalf or in the name of the other, or to bind the other in any manner.

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16. Choice of Law

This Consultancy Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, United States of America, applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions.

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18. Non-Waiver of Breach

The failure by a party to this Consultancy Agreement to assert any or all of its rights upon any breach of this Consultancy Agreement by the other shall not be deemed a waiver of such rights either with respect to such breach or any subsequent breach, nor shall any waiver be implied from the acceptance of any payment or service. No written waiver of any right shall extend to or affect any other right such party may possess, nor shall such written waiver extend to any subsequent similar or dissimilar breach.

19. Severability; Partial Invalidity

If any provision of this Consultancy Agreement, or the applicability of any provision, shall be held illegal or unenforceable, the remainder of this Consultancy Agreement or the application of such provision to other parties and circumstances shall not be affected thereby.

20. Dispute Resolution

a)	This Consultancy Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions. Executive and the Company agree that, except for any claim that is non-arbitrable under applicable law, final and binding arbitration shall be the exclusive forum for any dispute or controversy between them, including, without limitation, disputes arising under or in connection with this Consultancy Agreement. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. For purposes of entering such judgment or seeking injunctive relief, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the state and federal courts located in Clark County, Nevada, or (ii) any other court having jurisdiction. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which either may now or hereafter have to such jurisdiction, venue and any defense of inconvenient forum. Thus, except for the claims carved out above, this Consultancy Agreement includes all common-law and statutory claims (whether arising under federal state or local law), including, but not limited to, any claim for breach of contract, fraud, fraud in the inducement, unpaid wages, wrongful termination, and gender, age, national origin, sexual orientation, marital status, disability, or any other protected status.

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b)	Any arbitration under this Consultancy Agreement shall be filed exclusively with the American Arbitration Association in Clark County, Nevada before three arbitrators, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration. The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Company shall pay all costs uniquely attributable to arbitration, including the administrative fees and costs of the arbitrators. Subject to the last sentence of this Section 20(b), each Party shall pay its own costs and attorney fees, if any, unless the arbitrators rule otherwise. Executive understands that he is giving up no substantive rights, and this Consultancy Agreement simply governs forum. The prevailing party in any dispute, controversy or claim arising out of or related to this Consultancy Agreement shall be entitled to recover its reasonable costs and attorney fees.

BY SIGNING THIS CONSULTANCY AGREEMENT, CONSULTANT AND THE COMPANY ACKNOWLEDGE THAT THE RIGHT TO A COURT TRIAL AND TRIAL BY JURY IS OF VALUE, AND KNOWINGLY AND VOLUNTARILY WAIVE THAT RIGHT FOR ANY DISPUTE SUBJECT TO THE TERMS OF THIS ARBITRATION PROVISION.

Initialed by Company             Initialed by Consultant

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22. Notice

All formal notices or communications hereunder shall be sent by facsimile transmission or telex followed by a signed copy sent by commercial courier, except for monthly reports which shall be made to both Contract Monitors.

Notice to the Company shall be addressed to:

The Company

Las Vegas Sands, Corp.

Executive Suite

3355 Las Vegas Blvd South

Las Vegas, Nevada 89109

Attn.: Legal Department

and notice to Consultant shall be addressed to him at:

Kenneth J. Kay

Email:

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Provided that either party from time to time may change the address to which notice is given by sending notice of such change to the other party.

23. Incorporation by Reference

The paragraphs, terms, and conditions set forth in Appendices hereto are hereby incorporated by reference and made a part of this Consultancy Agreement as if they had been set forth in full hereinafter.

24. Integration

This Consultancy Agreement incorporates all prior negotiations of the parties and constitutes the full understanding and entire agreement between the parties and supersedes any and all prior oral and written statements, understandings, and agreements with respect to the rendering of consulting services. No terms, conditions, understandings, or agreements purporting to modify or vary this Consultancy Agreement shall be binding unless hereinafter set forth in writing and signed by the party to be charged. Both parties hereby waive the right to assert any claim against the other, its employees, customers, or assigns, based upon any oral representation, statement, promise, or agreement whether made before or after the date of this Consultancy Agreement. Neither party has relied upon any representations or statements of the other except as stated hereinafter. This Consultancy Agreement provides for full payment for all services to be rendered by Consultant to the Company, and the Company shall not be liable to Consultant other than to the extent and in the amount expressly provided hereinafter.

25. Agreement Monitor

All of the services to be rendered hereunder by Consultant shall at all times be subject to the direction and supervision of the Company Monitor (“Monitor”) or such other person or persons as he may designate, in writing, from time to time.

IN WITNESS WHEREOF, the parties have caused this Consultancy Agreement to be executed.

LAS VEGAS SANDS CORP		Kenneth J. Kay

By:	/s/ Michael A. Leven	/s/ Kenneth J. Kay
Name: Michael A. Leven		Name: Kenneth J. Kay
Title: President & COO		Title:

Date: July 10, 2013		Date: July 10, 2013

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Appendix A

1.	Consultant shall provide professional advice and consultation in connection with the Company and its affiliated entities relating to corporate finance and reporting for the Company and its affiliated entities where the Company conducts business (the “Territory”).

2.	Consultant’s services will include conferring with his successor as CFO, providing transition to auditors, assisting in transition of banking relationships, and working with regulators as necessary.

3.	Consultant shall not perform any activity undertaken to promote, advocate, influence or oppose some official action of the executive or legislative branch of any federal, state or local government (“Lobbying”).

4.	Consultant does not have the authority to bind the Company or its affiliates in contract.

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Appendix B

(a) Consultant warrants that in performing the duties required under this Agreement, Consultant will comply with the laws, regulations, and published administrative requirements of the Territory (except to the extent inconsistent with, or penalized under, United States law), and the United States, including but not limited to fair competition and anti-corruption laws, and shall take not take any action which would subject the Company to penalties under United States or Territory laws, regulations, and administrative requirements.

(b) Consultant warrants that, in connection with the provisions of its services to the Company, Consultant has not and will not make any payments or gifts or any offers or promises of payments or gifts of any kind, directly or indirectly, to any employee or official of any government or any agency or instrumentality thereof in the Territory, including state-owned enterprises, or to any official of any political party, or to anyone acting on such employee or official’s behalf, in exchange for business or unfair advantage.

(c) Consultant represents and warrants that except as disclosed in writing to the Company as to military reservists serving mandatory reserve duty: (i) neither Consultant nor any of Consultant’s employees or officers is an official, employee, or active member of the armed services of the Territory government; an official or employee of the Territory government; an official of a political party, or a candidate for political office; or an officer, director, or employee, or an “affiliate” (as defined in regulations under the U.S. Securities Exchange Act of 1934) of a customer or potential customer of the Company; and, (ii) as of the date of execution of this Consultancy Agreement and during the Term of this Consultancy Agreement, no Territory government official, and no official of any Territory government agency or instrumentality, is or will become associated with, or will own or presently owns an interest, whether direct or indirect, in Consultant, or has or will have any legal or beneficial interest in this Consultancy Agreement or the payments made by the Company hereunder.

(d) Consultant warrants that Consultant is familiar with, and will comply in all respects with, U.S. laws, regulations, and administrative requirements applicable to the Company’s relationship with Consultant, including, but not limited to, the Foreign Corrupt Practices Act (FCPA), Export Administration Act, as amended, and the Anti-boycott Regulations and Guidelines issued under the Export Administration Act, as amended, and Section 999 of the Internal Revenue Code, as amended (Anti-boycott Regulations). The Company acknowledges that upon Consultant’s request it will furnish Consultant with copies of applicable U.S. laws and regulations.

(e) Consultant warrants that at all times Consultant will act in the best interests of the Company and will not take actions which are or may be detrimental to the Company in exposing the Company to legal risk.

(f) Consultant represents and certifies that Consultant has not been convicted of or pleaded guilty or nolo contendere to an offense involving fraud, corruption, or moral turpitude, and that he is not now listed by any government agency as debarred, suspended, proposed for suspension or debarment.

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(g) Consultant hereby acknowledges receipt of a copy of the Company’s “Code of Business Conduct” and by execution of this Agreement, Consultant warrants and certifies that it fully understands the Company’s policy with respect to international sales transactions and relations with customers and suppliers, and that Consultant will do nothing in the performance of the services required under this Agreement which will be in conflict with such Code of Business Conduct.

(h) Consultant agrees to give written notice within twenty-four hours to the Company in the event that, at any time during the Term of this Consultancy Agreement, Consultant has or believes he may have failed to comply with, or has or believes it may have breached any of his warranties hereunder.

(i) Consultant acknowledges the Company’s Code of Conduct and Anti-Corruption Policy and will adhere thereto.

/s/ Kenneth J. Kay
Kenneth J. Kay

Date: July 10, 2013

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Schedule 1

FCPA Disclosure Statement

Kenneth J. Kay, (“CONSULTANT”) hereby certifies that he has paid, or offered or agreed to pay, or has caused to be paid, or offered or agreed to be paid directly or indirectly, in respect of this Consultancy Agreement the following political contributions, fees, and commissions:

I. (State “none” if no political contributions, fees, or commissions have been paid, or offered or agreed to be paid or caused to be paid.) None

If CONSULTANT has made any entry in space I. above, CONSULTANT shall furnish further information detailing such contributions, fees and or commissions in space II.

II. (State “Not Applicable” if no entry has been made in space I.) Not Applicable

CONSULTANT further certifies that it has not and will not offer, pay, promise to pay, or authorize the payment of any money, or offer, give, promise to give, or authorize the giving of anything of value to a Territory official, including employees and officials (appointed or elected) of any government, agency, instrumentality or state owned enterprise (as defined in the Foreign Corrupt Practices Act, as amended), to any Territory political party or official thereof or any candidate for Territory political office, or to any person, while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Territory official, to any Territory political party or official thereof, or to any candidate for Territory political office, for the purposes of:

(a) influencing any act or decision of such Territory official, political party, party official, or candidate in his or its official capacity, including a decision to fail to perform his or its official functions; or

(b) inducing such Territory official, political party, party official, or candidate to use his or its influence with the Territory government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist the Company or CONSULTANT in obtaining or retaining business for or with, or directing business to the Company or CONSULTANT or to obtain an unfair advantage.

CONSULTANT further agrees that if subsequent developments cause the certifications and information reported hereinafter to be no longer accurate or complete,

CONSULTANT will immediately furnish the Company with a supplementary report detailing such change in circumstances.

BY:	/s/ Kenneth J. Kay
Consultant

DATE: July 10, 2013

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